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Exhibit 21.1

SUBSIDIARIES OF VISTULA COMMUNICATIONS SERVICES, INC.

Vistula Limited, a company incorporated under the laws of England and Wales
Cardlink Services Limited, a company incorporated under the laws of Scotland
Vistula USA, Inc., a corporation incorporated under the laws of the State of Delaware

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  Exhibit 21.1
SUBSIDIARIES OF VISTULA COMMUNICATIONS SERVICES, INC.